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                                 EXHIBIT 4.1



                         DREYER'S GRAND ICE CREAM, INC.
                            STOCK OPTION PLAN (1992)
                                  (AS AMENDED)

1.       PURPOSE OF THE PLAN
         ___________________

         This Dreyer's Grand Ice Cream, Inc. Stock Option Plan (1992) (the "Plan") is intended to provide a method whereby officers and other key executives of Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company") and its subsidiaries who are mainly responsible for the management of the business and are in position to make substantial contributions to its sound development, are encouraged to remain in the service of the Company and to further the profits and prosperity of the Company.

2.       ADMINISTRATION OF THE PLAN
         __________________________

         The Plan shall be administered by the Company's Compensation Committee of the Board of Directors (the "Administrator"). The Administrator shall be responsible to the Board of Directors of the Company (the "Board") for the operation of the Plan, and shall make recommendations to the Board concerning the number of options to be awarded to the participants under the Plan. The interpretation and construction of any provision of the Plan by the Administrator shall be final, unless otherwise determined by the Board. No member of the Board or the Administrator shall be liable for any action or determination made by him in good faith.

         The acts of the Administrator shall be evidenced in writing and the Administrator shall from time to time make such reports as the Board of Directors shall direct.

3.       STOCK SUBJECT TO THE PLAN
         _________________________

         The shares to be issued upon exercise of options granted under this Plan shall be made available, at the discretion of the Board of Directors, either from the authorized but unissued Common Stock of the Company or from shares of Common Stock reacquired by the Company.

         Subject to the provisions of the next succeeding paragraph, the aggregate number of shares which may be delivered on exercise of options under this Plan shall not exceed 300,000 shares. If, at any time during the term of this Plan, an option granted under this Plan shall have expired or terminated for any reason without being exercised in full, the unpurchased shares shall become available for option to other employees.

         In the event that (i) the number of outstanding shares of


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        Common Stock of the Company shall be changed by reason of split-ups, combinations or reclassifications of shares or otherwise, (ii) any share dividends are distributed to the holders of Common Stock of the Company, or (iii) the Common Stock of the Company is converted into or exchanged for other shares as a result of any merger, consolidation or recapitalization then, in any such case, the number of shares for which options may thereafter be granted under this Plan, both in the aggregate and as to any individual, and the number of shares then subject to options theretofore granted under this Plan and the price per share payable upon exercise of such options shall be appropriately adjusted by the Administrator so as to reflect such change.

4.       ELIGIBILITY OF OPTIONEES
         ________________________

         Options may be granted only to key employees of the Company and of its subsidiaries who are mainly responsible for the management of the business of the Company (or a subsidiary) and are in a position to make substantial contributions to the sound performance of the Company (or of a subsidiary). The term "key employees" shall include officers as well as other employees devoting full time to the Company and shall include Directors who are also active officers or employees of the Company (or of a subsidiary). Any member of the Board of Directors who is not an officer or employee devoting full time to the Company (or a subsidiary) shall not be eligible to receive an option under this Plan.

         Subject to the terms and conditions of this Plan, the Administrator shall have exclusive jurisdiction (i) to select the employees to be granted options (it being understood that, subject to the limit specified in Section 3, more than one grant may be made to the same employee during any one calendar year or in different calendar years),
         (ii) to determine the number of shares subject to each option (subject to the limit specified in Section 3), (iii) to determine the time or times when options will be granted, (iv) to determine the time when each option may be exercised within the limits of this Plan, and (v) to prescribe the form, which shall be consistent with this Plan, of the instruments evidencing any options under this Plan.

5.       TERMS AND CONDITIONS OF OPTIONS
         _______________________________

         Options granted under the Plan shall be evidenced by agreements in such form as the Administrator shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions.

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         A.      OPTION PRICE
                 ____________

                 The purchase price of the shares subject to each option shall be determined by the Administrator according to the following
                 Section 5 hereof. Such price shall be one hundred percent (100%) of the Fair Market Value (as hereinafter defined) of the shares of the Common Stock of the Company on the day on which such option is granted.

         B.      NUMBER OF SHARES
                 ________________

                 Each option shall state the number of shares to which it pertains.

         C.      METHOD OF PAYMENT
                 _________________

                 To exercise an option, the optionee must pay the full exercise price of the shares being purchased. Payment must be made either: (i) in cash, (ii) at the discretion of the Administrator, by delivering shares of the Company's common stock already owned by the optionee and having a Fair Market Value equal to the applicable exercise price, or (iii) a combination of cash and such shares.

         D.      EXERCISE OF OPTIONS
                 ___________________

                 The options granted under the Plan, if any, shall not expire other than as described below. The Administrator, in its discretion, may prescribe a shorter period for any individual grant.

                 The agreement shall provide that the optionee shall remit to the Company at the time of any exercise of the option any taxes required to be withheld by the Company under Federal, State or local law as a result of the exercise of an option. An optionee may satisfy such withholding requirements in whole or in part by directing the Company to withhold shares from those that would otherwise be issuable to the optionee or by otherwise tendering other shares of the Company's Common Stock owned by the optionee. The withheld shares and other tendered shares will be valued at the Fair Market Value as of the date that the tax withholding obligation arises.

                 Each option granted under the Plan, if any, may be exercised in any event only after two years of continuous employment with the Company or one of its subsidiaries immediately following the date the option is granted and, except in cases provided hereinafter, only during the continuance of the optionee's employment with the Company (or a subsidiary), and may be exercised subject to such


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                 overall limitations, only to the extent of 40% of the total number of optioned shares after the expiration of two years following the date the option is granted, and only to the extent of an additional 20% of the total number of optioned shares after the expiration of each of the succeeding three years, such limitations being calculated, in the case of any resulting fraction, to the nearest lower number of shares. Subject to the provisions of this Section, each option may be exercised in whole or, from time to time, in part with respect to the number of shares as to which it is then exercisable in accordance with the terms of the Plan.

                 Notwithstanding anything to the contrary in this Section, in the event there is a change of control in the Company all options which are then outstanding shall immediately vest and be exercisable under the terms of Section 5(G) below regardless of the date on which such options were granted.

                 A Change of Control for these purposes shall be defined as,
                 (i) the acquisition by any person of beneficial ownership of forty percent (40%) or more of the combined voting power of the Company's outstanding securities immediately after such acquisition (which forty percent (40%) shall be calculated after including the dilutive effect of the conversion or exchange of any outstanding securities of the Company convertible into or exchangeable for voting securities), or
                 (ii) a change in the composition of majority membership of the Board of Directors over any two-year period beginning with the date of adoption of this paragraph of Section 5(D) of this Plan by the Board of Directors, or (iii) a change in ownership of the Company such that the Company becomes subject to the delisting of its Common Stock from the NASDAQ National Market System, or (iv) the approval by the Board of Directors of the sale of all or substantially all of the assets of the Company, or (v) the approval by the Board of Directors of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or (iii) above. Notwithstanding anything to the contrary in this paragraph of Section 5(D), acquisitions by any person (or any group of which such a person is a member) who is as of the date of adoption of this Plan by the Board of Directors, a member of the Board of Directors, of beneficial ownership of forty percent (40%) or more of the combined voting power of the Company's outstanding securities immediately after such acquisition (calculation of such forty percent (40%) being made as described above), shall not be deemed a Change of Control for purposes of this Plan.





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         E.      NON-TRANSFERABILITY OF OPTIONS
                 ______________________________

                 No option granted under the Plan shall be transferable by the grantee otherwise than by his last will and testament, or by the laws of descent and distribution, and during his lifetime, such option shall be exercisable only by such grantee.

        F.       TERMINATION OF SERVICE TO THE COMPANY EXCEPT DISABILITY
                 OR DEATH
                 _______________________________________________________

                 If an optionee's service to the Company shall cease for any reason other than his disability (as defined in Internal Revenue Code Section 22(e)(3)) or his death, after at least one year of continuous service to the Company (or such subsidiary) immediately following the date on which an option, if any, is granted pursuant to this Plan, the optionee may exercise such option to the extent such option could be exercised at the time of such cessation of employment, at any time within three (3) months after the optionee shall so cease to be an employee, and in the event of his death within such three month period, his options, if any, may be exercised to the extent and in the manner provided in paragraph H of this
                 Section 5. Any questions as to whether and when there has been a cessation of service shall be determined by the Administrator and its determination on such questions shall be final.

         G.      TERMINATION OF SERVICE TO THE COMPANY DUE TO DISABILITY
                 _______________________________________________________

                 If an optionee's service to the Company (or a subsidiary) shall cease by reason of his disability (as defined in Internal Revenue Code Section 22(e)(3)), after at least one year of continuous service to the Company or such subsidiary immediately following the date on which an option, if any, is granted pursuant to this Plan, the optionee may exercise such option to the extent such option could be exercised at the cessation of employment, at any time within twelve (12) months after the optionee shall so cease to perform services as an employee of the Company.

         H.      TERMINATION DUE TO DEATH
                 ________________________

                 If an optionee's service to the Company (or a subsidiary) shall cease due to the optionee's death, or if the optionee shall die within three (3) months after cessation of for any reason other than disability, or if he shall die within twelve
                 (12) months after cessation of service due to disability, any options theretofore granted under this Plan may be exercised by the optionee's estate or by the person designated in his last will and testament, to


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                 the full extent that such option, if any, could have been
                 exercised by such deceased optionee immediately prior to death provided such options are exercised within three (3) months after such optionee's death.

6.       DETERMINATION OF FAIR MARKET VALUE
         __________________________________

         For purposes of determining the option price and for all other valuation purposes under the Plan, the Fair Market Value of a share of Common Stock on any date will be the mean of the lowest and highest selling prices of one share of Common Stock on the date in question on the over-the-counter market or the closing price on the principal exchange where the Company's stock prices are officially quoted.

7.       AMENDMENTS AND TERMINATION
         __________________________

         The Board of Directors, by resolution, may terminate, amend or revise the Plan with respect to any shares as to which options have not been granted. Neither the Board of Directors nor the Administrator may, without the consent of the holder of an option granted pursuant to the Plan, alter or impair any option granted hereunder, except as authorized herein. The Plan shall remain in effect until the Administrator terminates the Plan. Termination of the Plan shall not affect any option previously granted hereunder.

8.       EFFECTIVE DATE
         ______________

         This Plan shall be effective and operative, subject to approval of the shareholders of the Company, from the date that the Plan is approved by the Company's Board of Directors.





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